EXHIBIT 4.2
CERTIFICATE OF ADJUSTMENT
to the Preferred Share Purchase Rights Plan
dated as of March 31, 1999, as amended (“Rights Plan”)
between Pediatrix Medical Group, Inc.
and
Computershare Trust Company N.A. (as successor to BankBoston, N.A.), rights agent
     The undersigned, Thomas W. Hawkins, the Senior Vice President, General Counsel and Secretary of Pediatrix Medical Group, Inc., a Florida corporation (the “Company”), does hereby certify, pursuant to Section 12 of the Rights Plan, that:
     (1) At 5:00 p.m. Eastern Time on April 27, 2006 (the “Effective Date”), the Company effected a two-for-one division of the Company’s issued and outstanding common stock, $.01 par value.
     (2) Pursuant to Section 11(a) of the Rights Plan, as of the Effective Date, each preferred share purchase right (a “Right”) entitles the registered holder, until the earlier of the close of business on March 31, 2009, or the redemption or exchange of the Rights, to purchase from the Company one two-thousandth of a share of Series A Junior Participating Preferred Stock, $.01 par value, of the Company (“Preferred Stock”), at the time, at a price per one two-thousandth of a share of Preferred Stock, and subject to the other terms and conditions contained in the Rights Plan.
     (3) Pursuant to Section 23(a) of the Rights Plan, as of the Effective Date, the outstanding Rights will be redeemable at a redemption price of $.0025 per Right.
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     IN WITNESS WHEREOF, the undersigned has hereunto signed his name this 27th day of April, 2006.

PEDIATRIX MEDICAL GROUP, INC.
By:	/s/ Thomas W. Hawkins
Thomas W. Hawkins
Senior Vice President, General Counsel and Secretary